FOR RELEASE November 8, 2011

Contact: ICR, Inc.

Ashley De Simone

(646) 277-1227

Chindex International, Inc. Reports Financial Results for the
Third Quarter and First Nine Months of 2011

Bethesda, Maryland – November 8, 2011 - Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics, today announced financial results for the third quarter and first nine months of 2011 ended September 30, 2011.

Third Quarter 2011 Financial Highlights

•	Revenue from healthcare services increased 23% to $28.8 million from $23.4 million in the prior year period.

•	Adjusted EBITDA rose to $4.3 million, compared to Adjusted EBITDA of $3.5 million in the prior year period.

•	Income from operations was $490,000 compared to $4.8 million in the prior year period.

•	Net income was $315,000, or $0.02 per diluted share, compared to net income of $3.2 million, or $0.20 per diluted share, in the prior year period.

•	Development, pre-opening and start-up expense was $2.4 million compared to $653,000 in the prior year period.

Roberta Lipson, President and CEO of Chindex, commented, “We are pleased with the strong revenue and profitability growth achieved during the third quarter of 2011. Revenue rose 23% year-over-year to $28.8 million, putting Chindex well on-track to deliver mid-teens revenue growth for the full year of 2011. Furthermore, we saw our Adjusted EBITDA grow 23% year-over-year to $4.3 million demonstrating our ability to generate strong returns for shareholders through our existing facilities.”

“We are also pleased with the progress of our hospital expansion plans, our primary focus in 2011,” Ms. Lipson continued. “China’s hospital services market is heavily regulated by government licensing and approval. This means that there is a certain level of volatility built into the system. We are proud of our team’s ability to navigate the complicated approval and construction process. At the same time, we will adapt our guidance of expansion timelines to better fit market dynamics by focusing on progress of near term projects. We continue to be extremely excited by our ongoing projects. They will enhance our current facilities with added capacity and service offerings and are well-timed to capitalize upon current policy support for private investment in healthcare as well as the growing affluence of China’s population.”

Third Quarter 2011 Financial Results
Third quarter 2011 revenue from healthcare services increased 23% to $28.8 million from $23.4 million in the prior year period, reflecting continued growth of inpatient and outpatient volume across the United Family Healthcare network as well as nascent contributions from the phased opening of the Beijing United Family expansion. Outpatient services contributed 58% of revenue and inpatient services contributed 42% of revenue in the third quarter of 2011, compared to 60% and 40%, respectively, in the year ago period. By service line, surgical services contributed 19%, OB/GYN contributed 16%, pediatrics contributed 7%, ancillary services contributed 33% and other services contributed 25% of revenue.

Operating expenses for the three months ended September 30, 2011 increased 34% to $28.3 million from $21.1 million in the prior year period primarily reflecting the Company’s ongoing expansion efforts. Salaries, wages and benefits in the third quarter of 2011 increased 30% to $16.5 million from $12.7 million in the prior year period reflecting a 20% increase in headcount to drive revenue growth and support development activities. Development, pre- and post-opening and start up expenses for the Beijing United expansion, Shanghai Pudong expansion, Tianjin United project and Beijing United Family Rehabilitation Hospital were $2.4 million this quarter. Operating expenses also included certain non-cash expenses including $878,000 of stock compensation expense compared to $375,000 for the prior year period.

Adjusted EBITDA in the third quarter of 2011 increased to approximately $4.3 million compared to $3.5 million in the prior year period driven by strong revenue growth and consistent profitability of existing facilities.

Income from operations was $490,000 compared to income from operations of $4.8 million in the prior year period.

The Company recorded a $791,000 provision for taxes in the third quarter of 2011 compared to a provision for taxes of $1.5 million in the prior year period.

Net income for the quarter ended September 30, 2011 was $315,000, or $0.02 per diluted share, compared to $3.2 million, or $0.20 per diluted share, in the prior year period. For the third quarter of 2011, weighted average diluted shares outstanding were 17.3 million.

First Nine Months of 2011 Financial Results
During the first nine months of 2011, revenue from healthcare services increased 19% to $82.5 million from $69.3 million in the prior year period, reflecting growing inpatient and outpatient volume across the United Family Healthcare network. Outpatient services contributed 59% of revenue and inpatient services contributed 41% of revenue in the first nine months of 2011 compared to 60% and 40%, respectively, in the year ago period. By service line, surgical services contributed 18%, OB/GYN contributed 15%, pediatrics contributed 8%, ancillary services contributed 33% and other services contributed 26% of revenue.

Operating expenses for the first nine months of 2011 increased 26% to $78.9 million from $62.8 million in the prior year period primarily due to increased staffing, office and administrative supplies associated with the Company’s ongoing development and expansion plans. Development, pre-opening and start up expenses, including post-opening expenses, rose to $5.2 million from $1.5 million in the prior year period primarily as a result of expenses related to the Company’s Beijing, Pudong and Tianjin projects. Operating expenses also included certain non-cash expenses including $2.5 million of non-cash stock compensation expense.

Adjusted EBITDA was approximately $12.8 million compared to $9.8 million in the prior year period.

Income from operations was $3.6 million compared to income from operations of $7.9 million in the prior year period.

Provision for taxes was $2.9 million compared to $3.3 million in the prior year period.

Net income was $2.0 million, or $0.13 per diluted share, compared to net income of $4.6 million, or $0.29 per diluted share, in the prior year period. For the first nine months of 2011 ended September 30, 2011, weighted average diluted shares outstanding were 17.4 million.

As of September 30, 2011, the Company had $67.4 million in cash and cash equivalents and investments.

Non-GAAP Measures

The Company presents Adjusted EBITDA to better illustrate ongoing operational results. Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) income of unconsolidated affiliate, non-recurring charges for Chindex Medical Limited (CML) joint venture formation and effect of change in corporate cost allocations. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan. Management believes that providing an Adjusted EBITDA analysis to investors is a helpful metric to better illustrate the Company’s operations, including development plans, and changes in presentation from historical periods. The Company uses Adjusted EBITDA for business planning and other purposes. Other companies may calculate Adjusted EBITDA differently, and therefore Chindex’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of operating performance.

Chindex Medical Limited
The Chindex Medical Limited joint venture (CML) between FosunPharma and Chindex International began operations on January 1, 2011. The strategic venture merged the former Medical Products division of Chindex International and select medical device companies of FosunPharma. FosunPharma owns 51% and Chindex owns 49% of the CML joint venture. Chindex recognizes its 49% interest in CML’s net income using the equity method of accounting.

Accordingly, for the quarter and nine months ended September 30, 2011, the Company recognized $539,000 and $1.1 million, respectively, for its 49% share of CML. In recognizing its 49% interest in the net income of CML for the quarter, Chindex also included additional expenses for amortization of certain fair value adjustments made in connection with the formation of the joint venture.

Conference Call
Management will host a conference call at 8:00 am ET on November 9, 2011, to discuss financial results. To participate in the conference call, U.S. domestic callers may dial 1-877-303-9231 and international callers may dial 1-760-666-3567 approximately 10 minutes before the conference call is scheduled to begin. A telephone replay will be available from the day of the call until November 16, 2011 by dialing (U.S. domestic) 1-855-859-2056 or (international) 1-404-537-3406, passcode 20653790. A webcast of the earnings call will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.
Chindex is an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With thirty years of experience, the Company’s strategy is to continue its growth as a leading integrated health care provider in the Greater China region. Further company information may be found at the Company’s website at http://www.chindex.com.

Safe Harbor Statement
Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2010, updates and additions to those “Risk Factors” in the Company’s interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue
Healthcare services revenue	$28,815	$23,361	$82,465	$69,278
Product sales	-	21,813	-	58,640

Total revenue	28,815	45,174	82,465	127,918

Operating expenses
Healthcare services:
Salaries, wages and benefits	16,540	12,718	46,768	38,364
Other operating expenses	4,962	3,962	13,518	10,615
Supplies and purchased medical services	3,247	2,281	9,109	6,915
Bad debt expense	466	198	1,396	1,139
Depreciation and amortization	1,459	955	3,653	2,762
Lease and rental expense	1,651	1,009	4,450	2,969

	28,325	21,123	78,894	62,764

Products:
Product sales costs	-	15,111	-	41,308
Product selling and other operating expenses	-	4,109	-	15,987

	-	19,220	-	57,295

Total operating expenses	28,325	40,343	78,894	120,059

Income from operations	490	4,831	3,571	7,859

Other income and (expenses)
Interest income	192	108	552	410
Interest expense	(109)	(212)	(290)	(619)
Equity in income of unconsolidated affiliate	539	—	1,121	—
Miscellaneous (expense) income — net	(6)	7	(73)	238

Income before income taxes	1,106	4,734	4,881	7,888
Provision for income taxes	(791)	(1,497)	(2,853)	(3,300)

Net income	$315	$3,237	$2,028	$4,588

Net income per common share — basic	$.02	$.21	$.13	$.31

Weighted average shares outstanding — basic	16,134,459	15,213,124	16,113,426	14,908,644

Net income per common share — diluted	$.02	$.20	$.13	$.29

Weighted average shares outstanding — diluted	17,250,548	16,582,181	17,411,770	16,371,293

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$27,554	$32,007
Restricted cash	—	300
Investments	39,294	37,631
Accounts receivable, less allowance for doubtful accounts of $8,220 and $6,748, respectively	14,272	11,601
Receivables from affiliate	6,417	9.330
Inventories, net	1.763	1,413
Deferred income taxes	4,259	3,242
Other current assets	2,836	3,856

Total current assets	96,395	99,380
Restricted cash and sinking funds	1,021	980
Investments	507	2,439
Investment in unconsolidated affiliate	32,877	31,756
Property and equipment, net	50,930	37,099
Noncurrent deferred income taxes	471	108
Other assets	2,965	2,411

Total assets	$185,166	$174,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,314	$4,038
Payable to affiliate	946	—
Accrued expenses	10,620	8,541
Other current liabilities	4,885	3,874
Income taxes payable	1,948	2,147

Total current liabilities	21,713	18,600
Long-term debt and convertible debentures	23,669	23,070
Long-term deferred tax liability	431	431

Total liabilities	45,813	42,101

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 15,630,018 and 15,310,426 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	156	153
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	12	12
Additional paid-in capital	118,369	115,815
Accumulated other comprehensive income	7,498	4,802
Retained earnings	13,318	11,290

Total stockholders’ equity	139,353	132,072

Total liabilities and stockholders’ equity	$185,166	$174,173

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended September 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$2,028	$4,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,653	2,946
Provision for demonstration inventory	—	463
Inventory write down	6	75
Provision for doubtful accounts	1,396	1,284
Loss on disposal of property and equipment	78	61
Equity in income of unconsolidated affiliate	(1,121)	—
Deferred income taxes	(1,257)	116
Stock based compensation	2,547	1,893
Foreign exchange (gain) loss	(482)	923
Amortization of debt issuance costs	7	7
Amortization of debt discount	186	186
Non-cash charge for change in fair value of warrants	—	(224)
Changes in operating assets and liabilities:
Restricted cash	300	(1,113)
Accounts receivable	(3,511)	5,983
Accounts receivable from affiliate	2,913	—
Inventories	(290)	(4,231)
Other current assets and other assets	623	(185)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(3,859)	1,254
Accounts payable to affiliate	946	—
Income taxes payable	(257)	(933)
Net cash provided by operating activities	3,906	13,093
INVESTING ACTIVITIES
Purchases of short-term investments and CDs	(23,518)	(6,208)
Proceeds from redemption of CDs	24,179	22,341
Purchases of property and equipment	(9,743)	(12,967)
Net cash (used in) provided by investing activities	(9,082)	3,166
FINANCING ACTIVITIES
Repayment of debt, sinking fund deposits and vendor financing	—	(1,748)
Repurchase of restricted stock for income tax withholding	(104)	(943)
Proceeds from issuance of common stock	—	13,803
Proceeds from exercise of stock options and warrants	114	577
Net cash provided by financing activities	10	11,689
Effect of foreign exchange rate changes on cash and cash equivalents	713	871
Net (decrease) increase in cash and cash equivalents	(4,453)	28,819
Cash and cash equivalents at beginning of period	32,007	23,760
Cash and cash equivalents at end of period	$27,554	$52,579
Supplemental disclosures of cash flow information:
Cash paid for interest	$649	$641
Cash paid for taxes	$4,433	$4,770
Non-cash investing and financing activities consist of the following:
Property and equipment additions included in accounts payable	$6,304	$1,497
Cashless exercise of warrants at fair value	$—	$800
Exercise of warrants at fair value	$—	$(201)

The table below reconciles our consolidated net income to Adjusted EBITDA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Consolidated net income	$315	$3,237	$2,028	$4,588

Adjustments:
Depreciation and amortization	1,459	955	3,653	2,762
Provision for income taxes	791	1,497	2,853	3,300
Interest expense	109	212	290	619
Interest and other income, net	(186)	(115)	(479)	(648)
Development, pre-opening and start-up expense	2,392	653	5,182	1,454
Equity in earnings of unconsolidated affiliate	(539)	—	(1,121)	—
Non-recurring charges for CML JV formation	—	—	400	—
Effect of change in corporate cost allocations	—	(325)	—	(975)

	4,026	2,877	10,778	6,512

Adjustments to exclude Medical Products Division:
Medical Products revenue	—	(21,813)	—	(58,640)
Medical Products cost of products sold	—	15,111	—	41,308
Medical Products selling and operating expenses	—	4,109	—	15,987

	—	(2,593)	—	(1,345)

Adjusted EBITDA	$4,341	$3,521	$12,806	$9,755